Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been prepared by the Company and gives pro forma effect to the completion of Initial Closing of the Company’s Tower Sale Transaction with Everest. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2026. The Company, through its subsidiaries, the Commnet Parties, completed the Initial Closing of the Tower Sale Transaction with Everest, on June 2, 2026, pursuant to which Everest purchased certain tower portfolio sites in the southwestern United States. At the Initial Closing the Company received cash payment of $267.7 million. This amount consists of $255.7 million recorded as sale consideration as well as $12.0 million received at the Initial Closing and recorded as deferred pending the Company’s achievement of certain conditions on Managed Sites subsequent to the Initial Closing. The Transaction Agreement contemplates Subsequent Closings at which one or more Managed Sites or Deferred Sites will be transferred to Everest when and if certain site conditions are met. The Company can receive additional payments of up to $29.8 million if these site conditions are met. The unaudited pro forma condensed consolidated financial information does not include any impact related to Subsequent Closings. The Tower Sale Transaction does not qualify as a discontinued operation because the disposition does not represent a strategic shift that has a major effect on the Company’s operations and financial results.

In addition, in connection with the Tower Sale Transaction, the Company entered into a Consent with CoBank requiring the Company to repay amounts outstanding under the Company’s Revolving Loan.

The following unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The information is not necessarily indicative of what the financial position or results of operations of the Company would have been if the Tower Sale Transaction had been completed as of and for the periods indicated. In addition, the information does not purport to project the future financial position or operating results of the Company.

The unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. In addition, the information is based upon available information and a number of assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma condensed consolidated financial information for illustrative purposes in compliance with the disclosure requirements of Article 11 of Regulation S-X.

The unaudited pro forma condensed consolidated statements of operations give effect to the Initial Closing of the Tower Sale Transaction as if it had occurred on January 1, 2025. The unaudited pro forma condensed consolidated balance sheet gives effect to the Initial Closing of the Tower Sale Transaction as if it had been consummated on March 31, 2026. You should read this unaudited pro forma financial information in connection with the accompanying notes to the unaudited pro forma condensed consolidated financial information and the historical financial statements of the Company filed with the SEC.

Pro forma adjustments related to the unaudited pro forma condensed consolidated statements of operations give effect to certain events that are (i) directly attributable to the Tower Sale Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on the Company’s results. Pro forma adjustments related to the unaudited pro forma condensed consolidated balance sheet give effect to events that are directly attributable to the Initial Closing of the Tower Sale Transaction, and that are factually supportable regardless of whether they have a continuing impact or are non-recurring.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma financial information and amounts may change based on a final determination of the book value of assets, liabilities, and other closing date adjustment amounts. The Company is still in the process of evaluating the tax implications of the Tower Sale Transaction on its consolidated tax provision. Thus, the final loss may differ in material respects from that presented in the unaudited pro forma financial information.

Unaudited Pro Forma Condensed Balance Sheet
March 31, 2026
(Amounts in Thousands)

	ATN	Tower Sale Transaction	Note 3	Pro Forma Adjustments	Note 3	Pro Forma
Assets
Cash and cash equivalents	$108,831	$-		$212,213	(b), (c)	$321,044
Restricted cash	14,659	-		-		14,659
Short-term investments	396	-		-		396
Accounts receivable, net	86,311	-		-		86,311
Government grant receivable	37,464	-		-		37,464
Customer receivable	9,365	-		-		9,365
Inventory, materials and supplies	14,123	-		-		14,123
Prepayments and other current assets	55,376	-		-		55,376
Assets held for sale	8,600	-		-		8,600
Total current assets	335,125	-		212,213		547,338

Fixed assets, net	954,823	-		-		954,823
Telecommunications licenses, net	105,486	-		-		105,486
Goodwill	4,835	-		-		4,835
Inangible assets, net	7,035	-		-		7,035
Operating lease right-of-use assets	92,206	-		-		92,206
Customer receivable - long term	32,333	-		-		32,333
Assets held for sale, net of current portion	39,313	(34,434)	(a)	-		4,879
Other assets	103,497	-		-		103,497
Total assets	$1,674,653	$(34,434)		$212,213		$1,852,432

Liabilities, mezzanine equity and stockholders' equity
Current portion of long-term debt	$21,623	$-		$-		$21,623
Current portion of customer receivable credit facility	8,892	-		-		8,892
Accounts payable and accrued liabilities	177,506	-		6,760	(e)	184,266
Dividends payable	4,230	-		-		4,230
Accrued taxes	11,306	-		45,562	(b)	56,868
Current portion of lease liabilities	14,095	-		-		14,095
Advanced payments and deposits	37,993	-		12,000	(b)	49,993
Liabilities held for sale	1,250	(1,151)	(a)	-		99
Total current liabilities	276,895	(1,151)		64,322		340,066

Deferred income taxes	711	-		9,326	(b)	10,037
Lease liabilities, excluding current portion	70,935	-		-		70,935
Deferred revenue, long-term	45,469	-		-		45,469
Liabilities held for sale, net of current portion	6,101	(6,085)	(a)	-		16
Other liabilities	63,502	-		-		63,502
Customer receivable credit facility, net of current portion	28,513	-		-		28,513
Long term debt, excluding current portion	548,537	-		(55,456)	(c)	493,081
Total liabilities	1,040,663	(7,236)		18,192		1,051,619

Mezzanine Equity
Preferred units	73,414	-		-		73,414
Common units	15,001	-		-		15,001
Total mezzanine equity	88,415	-		-		88,415

Common stock	183	-		-		183
Treasury stock	(105,046)	-		-		(105,046)
Additional paid-in capital	221,936	-		-		221,936
Retained earnings	300,744	(27,198)	(a)	174,877	(b)	448,423
Accumulated other comprehensive income	15,762	-		-		15,762
Total stockholders' equity	433,579	(27,198)		174,877		581,258
Non-controlling interests	111,996	-		19,144	(b)	131,140
Total equity	545,575	(27,198)		194,021		712,398
Total liabilities, mezzanine equity and stockholders' equity	$1,674,653	$(34,434)		$212,213		$1,852,432

Unaudited Pro Forma Condensed Statement of Operations
Three months ended March 31, 2026
(Amounts in Thousands, Except Per Share Data)

	ATN	Tower Sale Transaction	Note 3	Pro Forma Adjustments	Note 3	Pro Forma
Revenue:
Communication Services	$178,458	$(1,418)	(a)	$-		$177,040
Construction	-	-		-		-
Other	3,761	-		-		3,761
Total revenues	182,219	(1,418)		-		180,801

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of communication services and other	77,426	1,443	(a)	-		78,869
Cost of construction revenue	-	-		-		-
Selling, general and administrative	56,176	-		-		56,176
Stock-based compensation	1,935	-		-		1,935
Transaction-related charges	833	(773)	(e)	-		60
Restructuring and reorganization expenses	1,725	-		-		1,725
Depreciation and amortization	31,156	(820)	(a)	-		30,336
Amortization of intangibles from acquisitions	496	-		-		496
Loss on disposition of long-lived assets	782	-		-		782

Operating expenses	170,529	(150)		-		170,379

Income (loss) from operations	11,690	(1,268)		-		10,422

Other income (expense)
Interest income	132	-		-		132
Interest expense	(10,478)	-		896	(c)	(9,582)
Other income, net	(3,232)	-		-		(3,232)

Other income (expense)	(13,578)	-		896		(12,682)

Income (loss) before income taxes	(1,888)	(1,268)		896		(2,260)
Income tax expense (benefit)	1,586	(317)	(d)	224	(d)	1,493

Net income (loss)	(3,474)	(951)		672		(3,753)

Net loss attributable to non-controlling interests, net of tax	677	54	(a)	-		731

Net income (loss) after non-controlling interest	$(2,797)	$(897)		$672		$(3,022)

Net loss per weighted average share attributable to ATN International, Inc. stockholders:
Basic	$(0.29)					$(0.30)
Diluted	$(0.29)					$(0.30)

Weighted average common shares outstanding:
Basic	15,283					15,283
Diluted	15,283					15,283

Unaudited Pro Forma Condensed Statement of Operations
Twelve months ended December 31, 2025
(Amounts in Thousands, Except Per Share Data)

	ATN	Tower Sale Transaction	Note 3	Pro Forma Adjustments	Note 3	Pro Forma
Revenue:
Communication Services	$706,239	$(5,672)	(a)	$-		$700,567
Construction	4,825	-				4,825
Other	16,911	-		-		16,911

Total revenues	727,975	(5,672)		-		722,303

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of communication services and other	313,128	5,771	(a)	-		318,899
Cost of construction revenue	5,264	-		-		5,264
Selling, general and administrative	219,540	-		-		219,540
Stock-based compensation	8,543	-		-		8,543
Transaction-related charges	3,576	(1,388)	(e)	-		2,188
Restructuring and reorganization expenses	10,157			-		10,157
Depreciation and amortization	132,976	(4,922)	(a)	-		128,054
Amortization of intangibles from acquisitions	4,908	-		-		4,908
Loss on disposition of long-lived assets	1,449	-		-		1,449

Operating expenses	699,541	(539)		-		699,002

Income (loss) from operations	28,434	(5,133)		-		23,301

Other income (expense)
Interest Income	702	-		-		702
Interest Expense	(47,822)	-		4,998	(c)	(42,824)
Other income (expense), net	(9,067)	-		-		(9,067)

Other income (expense)	(56,187)	-		4,998		(51,189)

Income (loss) before income taxes	(27,753)	(5,133)		4,998		(27,888)
Income tax expense (benefit)	(4,231)	(1,283)	(d)	1,250	(d)	(4,264)

Net income (loss)	(23,522)	(3,850)		3,748		(23,624)

Net loss attributable to non-controlling interests, net of tax	8,616	220	(a)	-		8,836

Net income (loss) attributable to stockholders	$(14,906)	$(3,630)		$3,748		$(14,788)

Net loss per weighted average share attributable to ATN International, Inc. stockholders:
Basic	$(1.38)					$(1.37)
Diluted	$(1.38)					$(1.37)

Weighted average common shares outstanding:
Basic	15,218					15,218
Diluted	15,218					15,218

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(Amounts In Thousands, Except Per Share Data)

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated financial information is derived from the Company’s historical audited consolidated financial statements as of and for the year ended December 31, 2025, included in our Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s unaudited quarterly condensed consolidated financial statements as of and for the three months ended March 31, 2026, included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026.

Note 2. Preliminary Purchase Price Allocation

On June 2, 2026, the Company completed the Initial Closing of the Tower Sale Transaction and sold a portion of its Tower Portfolio to Everest for cash payments of $267.7 million. This amount consists of $255.7 million recorded as sale consideration as well as $12.0 million received at the Initial Closing that will be deferred pending the Company’s achievement of certain conditions on Managed Sites subsequent to the Initial Closing. The Transaction Agreement contemplates Subsequent Closings at which one or more Managed Sites or Deferred Sites will be transferred to Everest when and if certain site conditions are met. The Company can receive additional payments of up to $29.8 million if these site conditions are met. The net book value of the assets and liabilities being transferred is $27.2 million, as of March 31, 2026. The Company incurred $8.9 million of transaction related charges pertaining to legal, accounting and consulting services associated with the Tower Sale Transaction. The fixed assets disposed had useful lives of between 6 and 15 years. The table below identifies the assets and liabilities transferred:

Consideration received	$255,669

Assets disposed:
Fixed assets	28,679
Other assets	1,159
Operating leases	4,595
Current portion of lease liabilities	(1,152)
Other liabilities	(2,883)
Lease liabilities, excluding current portion	(3,200)
Net assets disposed	27,198

Gain on sale of assets	228,471

Tranaction costs:
Incurred prior to March 31, 2026	2,160
Accrued in pro forma results	6,760
Total	8,920

Gain on sale after transaction costs	$219,551

Note 3. Pro Forma Adjustments

The following is a summary of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:

(a)	Disposition – This adjustment removes the disposed assets and the associated revenue and expense. Refer to Note 2 for the assets and liabilities disposed. The adjustment to retained earnings represents the net book value of the assets disposed.

(b)	Purchase Price – The Company received $267.7 million of cash payments consisting of $255.7 million of cash consideration and a deferral of $12.0 million related to the achievement of certain closing conditions on Managed Sites after the Initial Closing. As a result of the disposition, the pro forma financials reflect a gain of $228.5 million before income taxes and transaction costs. In addition, the pro forma results include tax expense of $54.9 million, consisting of $45.6 million of current and $9.3 of deferred income tax expense, and gains allocated to non-controlling interest of $19.1 million. These amounts were not included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2025, due to their non-recurring nature, but have been recorded in the unaudited pro forma condensed consolidated balance sheet as of March 31, 2026. The adjustment to retained earnings reflects consideration received less tax expense and income allocated to non-controlling interests. The Company is currently evaluating the tax impact of the Tower Sale Transaction, and tax accruals may not be the actual amount of taxes paid by the Company.

(c)	Credit Facility Repayment – The Company paid $67.9 million on its Revolving Loan at the Initial Closing, and this adjustment represents the repayment of $55.5 million that was outstanding as at March 31, 2026. In addition, interest expense on the Revolving Loan is removed from the pro forma condensed consolidated statement of operations.

(d)	Income taxes –This adjustment reflects the tax expense associated with the Initial Closing of the Tower Sale Transaction and pro forma adjustments. The adjustment is calculated based on a blended federal statutory and state tax rate of 25%.

(e)	Transaction-related charges – This adjustment removes expenses pertaining to legal, accounting and consulting services associated with the Tower Sale Transaction incurred prior to March 31, 2026 from the pro forma condensed consolidated statement of operations and accrues such expenses payable at the Initial Closing of the Tower Sale Transaction in the pro forma condensed consolidated balance sheet.